EXHIBIT F

                                                                Kent M. Ragsdale
                                                               Managing Attorney


                                        October 2, 2001



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

     Re:  Alliant Energy Corporation, et al. (File No. 70-9837)

Ladies and Gentlemen:

     I am Managing Attorney of Alliant Energy Corporate Services, Inc., a service company subsidiary of Alliant Energy Corporation ("Alliant Energy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I am furnishing this opinion in connection with the statement filed on Form U-1 by Alliant Energy and its wholly-owned public utility subsidiaries, IES Utilities Inc. ("IES") and Interstate Power Company ("IPC"), in the above-referenced proceeding (the "Application"). In the Application, Alliant Energy, IES and IPC are requesting Commission authorization for the proposed merger of IPC with and into IES (the "Merger"), in connection with which the current preferred shareholders of IPC will receive preferred stock of IES, and for certain other related transactions.

     In connection with this opinion, I have reviewed the Application, the agreement and plan of merger between IES and IPC, various state commission applications and orders, and such other exhibits, documents, agreements, instruments and/or other materials as I consider necessary or advisable in order to render the opinions set forth below.

     I am a member of the Bar of the State of Iowa and do not purport to be an expert on the laws of any other jurisdiction. The opinions set forth herein are limited solely to matters governed by the laws of the State of Iowa.

     Based upon and subject to the foregoing, and assuming that the proposed transaction are carried out in accordance with (a) the Application and the Commission's order(s) to be issued with respect thereto and (b) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

     (a) all state laws applicable to the proposed transaction will have been complied with;

     (b) (i) IES and IPC are each validly organized and duly existing, and (ii) the preferred stock of IES to be issued in the Merger will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the


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rights and privileges appertaining thereto set forth in the amended and restated
articles of incorporation of IES;

     (c) IES will legally acquire the assets and liabilities and succeed to the business of IPC through the Merger; and

     (d) the consummation of the Merger and related transactions will not violate the legal rights of the holders of any securities issued by IES or IPC or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.


                                        Very truly yours,


                                        /s/ Kent M. Ragsdale
                                        ---------------------------------------
                                        Kent M. Ragsdale
                                        Managing Attorney
                                        Alliant Energy Corporate Services, Inc.
                                        200 First Street SE
                                        PO Box 351
                                        Cedar Rapids, Iowa 52401
                                        319.398.7765
                                        kentragsdale@alliant-energy.com
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